UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2012

KBS REAL ESTATE INVESTMENT TRUST, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-52606	20-2985918
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04 TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT
On August 31, 2012, one of the loans (the “Goldman Mortgage Loan”) that KBS Real Estate Investment Trust, Inc. (the “Company”) assumed, through an indirect wholly owned subsidiary (the “Guarantor”) pursuant to the collateral transfer and settlement agreement with affiliates of Gramercy Capital Corporation, matured without repayment.  The Goldman Mortgage Loan has an outstanding principal balance of $159.0 million, excluding a $26.8 million subordinated interest in the Goldman Mortgage Loan held by an indirect wholly owned subsidiary of the Company.  On August 31, 2012, the indirect wholly owned subsidiaries (collectively, the “Borrower”) of the Company that are mortgage borrowers under the Goldman Mortgage Loan, received a notice of maturity default from the lender, CF Branch, LLC (the “Lender”), stating that the entire indebtedness under the Goldman Mortgage Loan is due and payable. The Guarantor, which guaranteed the repayment of the Goldman Mortgage Loan, and whose assets consist primarily of the equity interest of the Borrower (which directly or indirectly owns the real estate assets encumbered by the Goldman Mortgage Loan), also received notice from the Lender demanding payment of all sums due under the Goldman Mortgage Loan.  From and after the maturity date, interest on the Goldman Mortgage Loan will accrue at the default rate, which is the greater of (i) 4% per annum in excess of the interest rate otherwise applicable under the loan and (ii) 1% per annum in excess of the Prime Rate from time to time. The information regarding the Goldman Mortgage Loan in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2012 is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: September 7, 2012	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer